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                                                                    EXHIBIT 1(b)



                  U.S.$550,000,000 AGGREGATE PRINCIPAL AMOUNT

                            ANADARKO FINANCE COMPANY

                          6 3/4% SENIOR NOTES DUE 2011

              ALL OBLIGATIONS FULLY AND UNCONDITIONALLY GUARANTEED

                        BY ANADARKO PETROLEUM CORPORATION

                               PURCHASE AGREEMENT

                                                                    MAY 16, 2001

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue
New York, N.Y. 10010-3629


Ladies and Gentlemen:

         1. Introductory. Anadarko Finance Company, an unlimited liability company organized under the laws of the province of Nova Scotia, Canada (the "COMPANY"), proposes, subject to the terms and conditions stated herein, to issue and sell to Credit Suisse First Boston Corporation (the initial "PURCHASER") U.S.$550,000,000 aggregate principal amount of its 6 3/4% Senior Notes due 2011 on the terms shown on Exhibit A attached hereto ("NOTES"), to be issued under an indenture, dated as of April 26, 2001, as amended by a supplemental indenture to be dated as of the closing of this transaction (the "INDENTURE"), between the Company and The Bank of New York, as Trustee, on a private placement basis pursuant to an exemption under Section 4(2) of the Securities Act of 1933 (the "SECURITIES ACT"), to be fully and unconditionally guaranteed by Anadarko Petroleum Corporation, a Delaware corporation ("ANADARKO") in accordance with the terms of the Indenture. Such guarantees are referred to as the "GUARANTEES" and the Notes and the Guarantees are collectively referred to as the "OFFERED SECURITIES". Each of the Company and Anadarko hereby agrees with the Purchaser as follows:

         2. Representations and Warranties of the Company and Anadarko. The Company and Anadarko jointly and severally represent and warrant to, and agree with, the Purchaser that:

                  (a) An offering circular relating to the Offered Securities has been prepared by the Company. Such offering circular (the "OFFERING CIRCULAR"), as amended or supplemented, together with the documents incorporated by reference therein, is hereinafter referred to as the "OFFERING DOCUMENT". The Offering Document does not, and will not as of the Closing Date, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Document based upon written information furnished to the Company and Anadarko by the Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof. The documents incorporated in the Offering Circular, when they were filed with the Securities and Exchange Commission (the "COMMISSION") and all subsequent reports (collectively, the "EXCHANGE ACT REPORTS") which have been filed by Anadarko with the Commission or sent to shareholders pursuant to the Securities Exchange Act of 1934 (the "EXCHANGE ACT") did not include any untrue statement of a material fact




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         or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference or deemed to be incorporated by reference in the Offering Circular, when such documents are filed with the Commission will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

                  (b) Anadarko has been duly incorporated and is an existing corporation in good standing under the laws of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offering Document; and Anadarko is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Anadarko and its subsidiaries taken as a whole.

                  (c) The Company has been duly organized and is an existing unlimited liability company in good standing under the laws of the province of Nova Scotia, with corporate power and authority to own its properties and conduct its business as described in the Offering Document.

                  (d) Each significant subsidiary of Anadarko within the meaning of Regulation S-X (a "SIGNIFICANT SUBSIDIARY") that is a corporation is a duly incorporated and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, and each Significant Subsidiary that is a limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization, in each case with full power and authority to own, lease and operate its properties and conduct its business as described in the Offering Document. Each Significant Subsidiary is duly qualified or licensed to do business as a foreign corporation or other applicable entity in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification or licensing, except to the extent that the failure to be so qualified or licensed or be in good standing would not have a material adverse effect on Anadarko and its subsidiaries taken as a whole. The issued and outstanding common stock of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable, except as disclosed in the Offering Document, and is owned by Anadarko free and clear of any mortgages, liens or similar encumbrances.

                  (e) The Company owns no equity interest in any other corporation.

                  (f) The Indenture has been duly authorized by the Company and Anadarko and (assuming due authorization, execution and delivery thereof by the Trustee) when executed and delivered by the Company and Anadarko will constitute a valid and binding agreement of the Company and Anadarko enforceable against the Company and Anadarko in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity (whether enforcement is sought in equity or at law); and the Indenture conforms in all material respects to the description thereof contained in the Offering Circular.

                  (g) The Registration Rights Agreement, to be dated the Closing Date, between the Company, Anadarko and the Purchaser (the "REGISTRATION RIGHTS AGREEMENT") has been duly authorized by the Company and Anadarko; when the Registration Rights Agreement is duly executed and delivered by the Company and Anadarko, assuming due authorization, execution and delivery by the Purchaser, it will be a valid and binding agreement of the Company and Anadarko enforceable against the Company and Anadarko in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity (whether enforcement is sought in equity or at law) and except with respect to the rights of indemnification and contribution thereunder, which enforcement thereof may be limited by federal or state securities laws or the policies underlying such laws; and the Registration Rights Agreement conforms in all material respects to the description thereof contained in the Offering Circular.

                  (h) The Notes and Guarantees have been duly authorized for issuance and sale by the Company and Anadarko, as the case may be, pursuant to this Agreement (or will have been so authorized prior to each




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         issuance of Offered Securities) and, when issued, authenticated and delivered pursuant to the provisions of this Agreement and of the Indenture against payment of the consideration thereof in accordance with this Agreement, the Offered Securities will be valid and binding obligations of the Company and Anadarko enforceable against the Company and Anadarko and entitled to the benefits of the Indenture, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general principles of equity (whether enforcement is sought in equity or at law); and the Notes and Guarantees conform in all material respects to the description thereof contained in the Offering Circular.

                  (i) This Agreement has been duly authorized, executed and delivered by the Company and Anadarko and constitutes a valid and binding agreement of the Company and Anadarko.

                  (j) Neither Anadarko nor any Significant Subsidiary is in violation of its certificate of incorporation or by-laws or, in the case of a limited liability company, its organizational documents, and Anadarko is not in default in the performance or observance of any obligation in any indenture, mortgage, evidence of indebtedness or similar agreement or instrument to which it is a party or by which it or any of its properties may be bound, which default would have a material adverse effect on Anadarko and its subsidiaries taken as a whole. The execution and delivery of this Agreement and the Indenture and the consummation of the transactions contemplated herein and therein and the incurrence of the obligations herein and therein set forth, have been or will be duly authorized by all necessary corporate action. The execution, delivery and performance of the Indenture, this Agreement and the Registration Rights Agreement, the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under the organizational documents of Anadarko and the Company or, except for any such breach, violation or default that would not have a material adverse effect on Anadarko and its subsidiaries taken as a whole, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, Anadarko or any of their properties, or any agreement or instrument to which the Company or Anadarko is a party or by which the Company or Anadarko is bound or to which any of the properties of the Company or Anadarko is subject, and the Company and Anadarko have full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

                  (k) The accountants who certified the financial statements included or incorporated in the Offering Document are independent public accountants as required by the Securities Act and the regulations, thereunder.

                  (l) The consolidated financial statements, together with related schedules and notes, included or incorporated in the Offering Document present fairly the consolidated financial position of Anadarko and its subsidiaries as of the dates indicated and the results of their operations and the changes in their financial position for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied during the period, except as stated therein.

                  (m) Since the respective dates as of which information is given or incorporated by reference in the Offering Document, except as otherwise stated therein or contemplated thereby, there has been (A) no material adverse change in the condition, financial or otherwise, of Anadarko and its subsidiaries taken as a whole and (B) no litigation or governmental proceeding instituted or, to the knowledge of Anadarko, threatened against Anadarko or any subsidiary which would reasonably be expected to have any material adverse effect on the financial condition of Anadarko and its subsidiaries taken as a whole.

                  (n) Anadarko and its subsidiaries possess such valid franchises, certificates of convenience and necessity, easements, rights-of-way, operating rights, licenses, permits, consents, authorizations and orders of governmental political subdivisions or regulatory authorities as, in the opinion of Anadarko, are necessary to carry on the respective businesses of each as described in the Offering Circular, except where the failure to possess such would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of Anadarko and its subsidiaries taken as a whole ("MATERIAL ADVERSE EFFECT").




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                  (o) Except as disclosed in the Offering Document and except for the registration rights agreements entered into in connection with the ZYP-CODES and the 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 issued by the Company, there are no contracts, agreements or understandings between Anadarko or any of its affiliates and any person granting such person the right to require Anadarko or any of its affiliates to file a registration statement under the Securities Act with respect to any securities of Anadarko or any of its affiliates owned or to be owned by such person or to require Anadarko or any of its affiliates to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by Anadarko or any of its affiliates under the Securities Act.

                  (p) Except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act and the Trust Indenture Act and (ii) as required by the securities or "blue sky" laws of any jurisdiction in connection with the purchase and distribution of the Offered Securities by the Purchaser, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the Indenture and the Registration Rights Agreement (the "OPERATIVE DOCUMENTS") by the Company and Anadarko and the consummation of the transactions contemplated hereby and thereby.

                  (q) The Company and Anadarko are not, and upon application of the net proceeds from the sale of the Offered Securities as set forth in the Offering Circular, will not be, an "investment company" within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "INVESTMENT COMPANY ACT").

                  (r) Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 and its compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Offered Securities to the Purchaser, the offer, resale and delivery of the Offered Securities by the Purchaser, in each case, in the manner contemplated by this Agreement, the Indenture and the Offering Circular, to register the Offered Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (collectively, the "TRUST INDENTURE ACT").

                  (s) None of Anadarko or any of its affiliates (other than the Purchaser in connection with the transactions contemplated by this Agreement about which no representation is made by the Company or Anadarko) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities Act) which is or will be integrated with the sale of the Offered Securities in a manner that would require the registration under the Securities Act of the Offered Securities.

                  (t) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Notes or Guarantees are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted on an automated inter-dealer quotation system.

                  (u) None of Anadarko or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("REGULATION D")), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Offered Securities (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and the Company and Anadarko have not entered into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement and the Company and Anadarko will not enter into any such arrangement.

                  (v) None of Anadarko, its affiliates or any person acting on its or their behalf (other than the Purchaser in connection with this Agreement) has engaged or will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Offered Securities and each of Anadarko and its affiliates and any person acting on its or their behalf (other than the Purchaser in connection with this Agreement) has complied and will comply with the offering restrictions requirement of Regulation S.



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                  (w) The Company is not subject to Section 13 or 15(d) of the
         Exchange Act.

                  (x) There is no "substantial U.S. market interest" as defined in Rule 902(n) of Regulation S in the Company's debt securities.

         3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at a purchase price equal to a percentage of the principal amount thereof plus accrued interest as reflected on Exhibit A hereto.

         The Company and Anadarko will deliver against payment of the purchase price the Offered Securities in the form of one or more permanent global securities in definitive form (the "GLOBAL SECURITIES") deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Document. Payment for the Offered Securities shall be made by the Purchaser in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Purchaser drawn to the order of the Company at the office of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, N.Y. at 9 A.M. (New York time), on May 23, 2001, or at such other time, not later than seven full business days thereafter, as the Purchaser and Anadarko determine, such time being herein referred to as the "CLOSING DATE", against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities. The Global Securities will be made available for checking at the office of the Purchaser at least 24 hours prior to the Closing Date.

         4. Representations by Purchaser; Resale by Purchaser.

                  (a) The Purchaser represents and warrants to Anadarko and the Company that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

                  (b) The Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Purchaser represents and agrees that it has not offered or sold, and will not offer or sell, any Offered Securities within the United States, except in accordance with Rule 144A or Rule 903 under the Securities Act. Accordingly, neither the Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities. Terms used in this subsection (b) have the meanings given to them by Regulation S.

                  (c) The Purchaser agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except with the prior written consent of Anadarko.

                  (d) The Purchaser agrees that it and each of its affiliates will not offer or sell the Offered Securities by means of any form of general solicitation or general advertising, within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.



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         5. Certain Agreements of the Company and Anadarko. Each of the Company
and Anadarko agrees with the Purchaser that:

                  (a) Anadarko will advise the Purchaser promptly of any proposal to amend or supplement the Offering Document. If, at any time prior to the completion of the resale of the Offered Securities by the Purchaser any event occurs as a result of which the Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Anadarko and the Company promptly will notify the Purchaser of such event and promptly will prepare, at their own expense, an amendment or supplement which will correct such statement or omission.

                  (b) Anadarko will furnish to the Purchaser copies of the Offering Document and all amendments and supplements to such document, in each case as soon as available and in such quantities as the Purchaser requests. At any time when Anadarko is not subject to Section 13 or 15(d) of the Exchange Act, Anadarko will promptly furnish or cause to be furnished to the Purchaser and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. Anadarko will pay the expenses of printing and distributing to the Purchaser all such documents.

                  (c) Anadarko will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such states in the United States as the Purchaser designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchaser, provided that Anadarko and the Company will not be required to qualify as a foreign corporation or otherwise subject itself to a general consent to service of process or taxation in any jurisdiction in which it is not otherwise so qualified or subject.

                  (d) During the period of five years hereafter, Anadarko will furnish to the Purchaser, as soon as practicable after the end of each fiscal year, a copy of Anadarko's annual report to shareholders for such year; and Anadarko will furnish to the Purchaser (i) as soon as available, a copy of each report and any definitive proxy statement of Anadarko filed with the Commission under the Exchange Act or mailed to shareholders ; provided, however, that Anadarko shall not be required to provide the Purchaser with any such reports or similar forms that have been filed with the Commission by electronic transmission pursuant to EDGAR.

                  (e) During the period of two years after the Closing Date, Anadarko will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

                  (f) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities (as defined in the Registration Rights Agreement), the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Offering Document and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable the Exchange Securities; (iii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities or the Exchange Securities for sale under the laws of such jurisdictions as the Purchaser designates and the printing of memoranda relating thereto, (iv) any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities and (v) expenses incurred in distributing the Offering Document (including any amendments and supplements thereto) to the Purchaser. The Company will reimburse the Purchaser for all travel expenses of the Purchaser and the Company's officers and employees and any other expenses of the Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities.



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

                  (g) In connection with the offering, until the Purchaser shall have notified Anadarko of the completion of the resale of the Offered Securities, neither Anadarko nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither Anadarko nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

                  (h) For a forty-five (45) day period commencing on May 16, 2001, without the Purchaser's Consent, the Company and Anadarko will not issue or cause to be issued senior debt securities having a maturity of 10 years or more, other than:

                           o        the notes offered hereby;

                           o any debt securities similar to the notes offered hereby and issued in exchange therefore;

                           o        Zero Yield Puttable Contingent Debt
                                    Securities due 2021 issued in exchange for similar debt securities issued by Anadarko on March 13, 2001;

                           o 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 of the Company, guaranteed by Anadarko, issued in exchange for similar debt securities issued by the Company on April 26, 2001; or

                           o any debt securities that are convertible into equity securities.

                  (i) The Company and Anadarko will indemnify and hold harmless the Purchaser against any documentary, stamp or similar issuance tax, including any interest and penalties, on the creation, issuance and sale of the Offered Securities and on the execution and delivery of this Agreement. All payments to be made by the Company and Anadarko hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company or Anadarko is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

         6. Conditions of the Obligation of the Purchaser. The obligation of the Purchaser to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company and Anadarko herein, to the accuracy of the statements of officers of the Company and Anadarko made pursuant to the provisions hereof, to the performance by the Company and Anadarko of its obligations hereunder and to the following additional conditions precedent:

                  (a) The Purchaser shall have received a letter, dated the Closing Date, of KPMG LLP confirming that they are independent public accountants with respect to Anadarko within the meaning of the Securities Act and the applicable published rules and regulations thereunder ("RULES AND REGULATIONS") and to the effect that:

                           (i) in their opinion the financial statements
                  examined by them and included in the Offering Document and in the Exchange Act Reports comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the applicable published rules and regulations thereunder; and

                           (ii) they have performed the procedures specified by
                  the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements included in the Exchange Act Reports; and stating the conclusions and findings of such firm with




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

                  respect to the financial information and other matters ordinarily covered by accountant's "comfort letters" to underwriters in connection with registered public offerings, in form and substance satisfactory to the Purchaser.

                  (b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any material adverse change in the condition, financial or otherwise, of Anadarko and its subsidiaries taken as a whole, or in the earnings, business or operations of Anadarko and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, or (ii) any new outbreak of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the reasonable judgment of the Purchaser, impracticable to market the Offered Securities or enforce contracts for the sale of Offered Securities, or (iii) trading generally on either the American Stock Exchange or the New York Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of such exchanges or by order of the Commission or any other governmental authority, or a banking moratorium has been declared by either federal or New York authorities. In the event of any such termination, the provisions of Sections 5(f), 6, 7 and 8 shall remain in effect.

                  (c) The Purchaser shall have received an opinion, dated Closing Date, as follows:

                           (i) from Andrews & Kurth LLP, as counsel to the
                  Company, its written opinion, addressed to the Purchaser, in substantially the form delivered in the 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 transaction, but with respect to the Offered Securities.

                           (ii) from the General Counsel or an Assistant General
                  Counsel of the Company, his written opinion addressed to the Purchaser, in substantially the form delivered in the 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 transaction, but with respect to the Offered Securities.

                           (iii) from McInnes Cooper, as Canadian counsel to the
                  Company, its written opinion addressed to the Purchaser, in substantially the form delivered in the 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 transaction, but with respect to the Offered Securities.

                           (iv) from Hughes Hubbard & Reed LLP, as counsel to
                  the Purchaser, its written opinion addressed to the Purchaser, in substantially the form delivered in the 6 3/4% Senior Notes due 2011 and 7 1/2% Senior Notes due 2031 transaction, but with respect to the Offered Securities.

                  (d) The Purchaser shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company and Anadarko in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company and Anadarko in this Agreement are true and correct, that the Company and Anadarko have complied with all agreements and satisfied all conditions on their parts to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the Exchange Act Reports there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of Anadarko and its subsidiaries taken as a whole except as set forth in or contemplated by the Offering Document or as described in such certificate.

                  (e) Each of the Company and Anadarko shall have duly executed the Operative Documents to which it is a party and delivered such Operative Documents to the Purchaser in form and substance reasonably satisfactory to the Purchaser.

         The Company and Anadarko will furnish the Purchaser with such conformed copies of such opinions, certificates, letters and documents as the Purchaser reasonably requests. The Purchaser may in its sole discretion waive compliance with any conditions to its obligations hereunder.

         7. Indemnification and Contribution.

                  (a) The Company and Anadarko, jointly and severally, agree to indemnity and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Document (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Purchaser furnished to the Company in writing by the Purchaser expressly for use therein.

                  (b) The Purchaser agrees to indemnify and hold harmless the Company, Anadarko and each person, if any, who controls the Company and Anadarko within the meaning of either Section 15 and their respective officers and directors of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and Anadarko to the Purchaser, but only with reference to information relating to the Purchaser furnished to the Company in writing by the Purchaser expressly for use in the Offering Document or any amendments or supplements thereto, it being understood and agreed that the only such information furnished by the Purchaser consists of the second and third sentences of the eighth paragraph under the caption "Plan of Distribution" in the Offering Circular and the tenth paragraph thereof.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Purchaser, in the case of parties indemnified pursuant to Section 7(a), and by Anadarko, in the case of parties indemnified pursuant to Section 7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                  (d) To the extent the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Anadarko on the one hand and the Purchaser on the other hand from the offering of the Offered Securities or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the Company and Anadarko on the one hand and of the Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and Anadarko on the one hand and the Purchaser on the other hand in connection with the offering of the Offered Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Offered Securities (before deducting expenses) received by the Company and Anadarko and the total underwriting discounts and commissions received by the Purchaser, in each case as set forth in Exhibit A, and in the cross receipt, bear to the aggregate offering price of the Offered Securities. The relative fault of the Company and Anadarko on the one hand and the Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Anadarko or by the Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (e) The Company and Anadarko and the Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, the Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it and distributed to the public were offered to the public exceeds the amount of any damages that the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

                  (f) The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company and Anadarko contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or any person controlling the Purchaser or by or on behalf of the Company or Anadarko, or their officers or directors or any person controlling the Company or Anadarko and (iii) acceptance of and payment for any of the Offered Securities.

         8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers, Anadarko and its officers and of the Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If for any reason the purchase of the Offered Securities by the Purchaser is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchaser pursuant to Section 7 shall remain in effect. If the purchase of the Offered Securities by the Purchaser is not consummated for any reason other than solely because of the occurrence of any event specified in clause (iii) of
Section 6(b), the Company will reimburse the Purchaser for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Offered Securities.

         9. Notices. All communications hereunder will be in writing and, if sent to the Purchaser will be mailed, delivered or telegraphed and confirmed to the Purchaser at Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention:
Transactions Advisory Group, or, if sent to the Company or Anadarko, will be mailed, delivered or telegraphed and confirmed to it at 17001 Northchase Drive, Houston, Texas, 77060, Attention: Vice President and Treasurer.

         10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties hereto.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

         12. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         If the foregoing is in accordance with the Purchaser's understanding of our agreement, kindly sign and return to each of the Company and Anadarko one of the counterparts hereof, whereupon it will become a binding agreement by and among the Company, Anadarko and the Purchaser in accordance with its terms.

                                   Very truly yours,

                                   ANADARKO FINANCE COMPANY

                                            By:  /s/  ALBERT L. RICHEY

                                            Treasurer



                                   ANADARKO PETROLEUM CORPORATION

                                            By:  /s/  ALBERT L. RICHEY

                                            Vice President and Treasurer



The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE FIRST BOSTON CORPORATION

By:  /s/  ROME ARNOLD

Managing Director

                                                                       EXHIBIT A


                          SELECT TERMS AND CONDITIONS:

                    $550 MILLION 6 3/4% SENIOR NOTES DUE 2011

------------------------------- ----------------------- -------------------------- --------------------------
           MATURITY                PRINCIPAL AMOUNT        PRICE TO PURCHASER         PRICE TO THE PUBLIC
                                                         (% of Principal Amount)    (% of Principal Amount)
------------------------------- ----------------------- -------------------------- --------------------------
10-Year: May 1, 2011                US$550,000,000               99.634%                    99.634%
------------------------------- ----------------------- -------------------------- --------------------------